                                                               FILED PURSUANT TO
                                                              SEC RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122229

           QUADRIGA SUPERFUND, L.P. - SERIES A AND SERIES B SUPPLEMENT DATED AUGUST 17, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

                          JULY 2005 PERFORMANCE UPDATE

-------------------- ---------------- ------------------- ----------------- ---------------------
                                                             Total NAV          NAV per Unit
                        July 2005        Year to Date         07/31/05            07/31/05
-------------------- ---------------- ------------------- ----------------- ---------------------
Series A                 (2.85)%           (14.67)%         $38,278,820          $1,251.48
-------------------- ---------------- ------------------- ----------------- ---------------------
Series B                 (3.68)%           (19.88)%         $38,489,060          $1,386.27
-------------------- ---------------- ------------------- ----------------- ---------------------

* All performance is reported net of fees and expenses

Fund results for July 2005:

         During the month of July 2005, Series A lost 2.85% and Series B lost 3.68%, including charges.

         Stock indices were on the rise again and therefore the fund's long positions in these markets were profitable.

         In contrary, long positions in bonds, notes and interest markets produced losses as prices in these futures markets declined.

         Combined long and short positions in the currencies didn't produce any significant performance, as the trends were inconsistent and trading was quite volatile.

         In the energy sector, long positions took profit again from the slightly rising price levels.


/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.





Enclosures

                       QUADRIGA SUPERFUND, L.P. - SERIES A
                           JULY 2005 ACCOUNT STATEMENT
      (Prepared from Books without Audit for the Month Ended July 31, 2005)

 STATEMENT OF INCOME
                                                                             MONTH
                                                                       ------------------
 INVESTMENT INCOME, interest                                            $         96,018
                                                                       ------------------

 EXPENSES
  Management fee                                                                  59,359
  Organization and offering expenses                                              32,087
  Operating and other expenses                                                   133,268
  Incentive fee                                                                        -
  Brokerage commissions                                                          100,353
                                                                       ------------------

       Total expenses                                                            325,067
                                                                       ------------------

 NET INVESTMENT GAIN (LOSS)                                                    (229,049)
                                                                       ------------------

 REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS
 Net realized gain (loss) on futures
   and forward contracts                                                       (862,313)
 Net change in unrealized appreciation or
 depreciation on futures and forward contracts                                  (30,817)
                                                                       ------------------

 NET GAIN (LOSS) ON INVESTMENTS                                                (893,130)
                                                                       ------------------

 NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                                           $    (1,122,179)
                                                                       ==================

 STATEMENT OF CHANGE IN NET ASSET VALUE
                                                                         JULY 31, 2005

 NET ASSETS, beginning of period                                        $     31,565,019
                                                                       ==================

 NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                       (1,122,179)

 CAPITAL SHARE TRANSACTIONS
 Issuance of shares                                                            8,265,550
 Redemption of shares                                                          (429,570)
                                                                       ------------------
 NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS                    7,835,980

 NET INCREASE IN NET ASSETS                                                    6,713,801
                                                                       ==================

 NET ASSETS, end of period                                              $     38,278,820
                                                                       ------------------

 NAV PER UNIT, end of period                                            $        1251.48

                       QUADRIGA SUPERFUND, L.P. - SERIES B
                           JULY 2005 ACCOUNT STATEMENT
      (Prepared from Books without Audit for the Month Ended July 31, 2005)

 STATEMENT OF INCOME
                                                                             MONTH
                                                                       ------------------
 INVESTMENT INCOME, interest                                            $        103,638
                                                                       ------------------

 EXPENSES
  Management fee                                                                  59,686
  Organization and offering expenses                                              32,262
  Operating and other expenses                                                   134,018
  Incentive fee                                                                        -
  Brokerage commissions                                                          116,028
                                                                       ------------------

       Total expenses                                                            341,994
                                                                       ------------------

 NET INVESTMENT GAIN (LOSS)                                                    (238,356)
                                                                       ------------------

 REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS
 Net realized gain (loss) on futures
   and forward contracts                                                       (984,356)
 Net change in unrealized appreciation or
 depreciation on futures and forward contracts                                 (246,145)
                                                                       ------------------

 NET GAIN (LOSS) ON INVESTMENTS                                              (1,230,501)
                                                                       ------------------

 NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                                           $    (1,468,857)
                                                                       ==================

 STATEMENT OF CHANGE IN NET ASSET VALUE
                                                                         JULY 31, 2005

 NET ASSETS, beginning of period                                        $     40,419,426
                                                                       ==================

 NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                       (1,468,857)

 CAPITAL SHARE TRANSACTIONS
 Issuance of shares                                                              356,900
 Redemption of shares                                                          (818,409)
                                                                       ------------------
 NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS                    (461,509)

 NET INCREASE IN NET ASSETS                                                  (1,930,366)
                                                                       ==================

 NET ASSETS, end of period                                              $     38,489,060
                                                                       ------------------

 NAV PER UNIT, end of period                                            $        1386.27

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE

                                        /s/ Gerhard Entzmann
                                        Dr. Gerhard Entzmann, Secretary
                                        Superfund Capital Management, Inc.
                                        General Partner
                                        Quadriga Superfund, L.P.